Exhibit 10.36

Norwich Union Customer Services (Singapore) Pte Ltd

NORWICH UNION CUSTOMER SERVICES (SINGAPORE) PTE LTD (“NUCSS”) to

EXLSERVICE HOLDINGS, INC (“EXL Inc”)

EXL SERVICE.COM (INDIA) PRIVATE LIMITED (“EXL India”)

NOIDA CUSTOMER OPERATIONS PRIVATE LIMITED (“NCOP”)

July 17, 2006

Dear Sirs,

I refer to various agreements between us and dated 26th August 2004. These relate to the establishing by you of NCOP as a company to be used to provide insurance services to NUCSS and set out the terms on which such services are to be provided to NUCSS.

Pursuant to a Virtual Shareholders Agreement (“VSA”) dated 26th August 2004 and made between NUCSS, EXL Inc. EXL India and NCOP, it was agreed that NUCSS would have the option of purchasing all the Shares of NCOP from EXL Inc by giving six months’ notice of its intention to do so. Pursuant to clause 10 of the VSA, such notice is not to be given less than 30 months after the date of an insurance Services Framework Agreement (“ISFA”) dated 26th August 2004 and made between NUCSS and EXL Inc unless that ISFA has been terminated earlier by NUCSS according to clause 15 thereof. Clause 11 of the VSA gives EXL Inc the option of requiring NUCSS to purchase the shares of NCOP where EXL Inc has terminated the ISFA pursuant to clause 15 aforesaid. Where NUCSS is to acquire the shares in NCOP, whether as a result of the exercise of the option by it or by EXL Inc. the sale of those shares shall be concluded in accordance with a Share Sale & Purchase Agreement ((“SSPA”) to be entered into by the parties in the agreed form set out in Appendix 1 of the VSA.

Capitalised terms not expressly defined in this letter shall, unless otherwise specified or inconsistent with the context, have the meanings ascribed to them in the ISFA.

It is agreed as follows:

a) Notwithstanding clause 10 of the VSA, it has been agreed by the parties that NUCSS shall not exercise its option to acquire the shares in NCOP earlier than 1st January 2008 which means that NUCSS will not serve an option notice pursuant to clause 10.2 of the VSA before 1st July 2007.

b) Notwithstanding a) above, the parties have agreed that 3 calendar months after the service of the option notice pursuant to clause 10.2 of the VSA, day to day operational management of NCOP shall transfer to NUCSS. Such a transfer of operational management shall have no impact on the Charges, in particular the Management Fee (which shall continue to be paid in accordance with Schedule 3 of the ISFA).

c) Notwithstanding the terms of the ISFA no Insurance Service Work Order shall be terminated for convenience before 1st July 2007.

d) In consideration for the above, EXL Inc shall waive in its entirely NUCSS’s liability for payment of the Break Option fee for (i) termination of any Insurance Service Work Order under Clause 14.4 of the ISFA provided six months notice is given and that such termination of insurance Services Work Order is effected on or after 1st July 2007 or (ii) on termination of the ISFA on Completion of the SSPA.

e) It is further agreed by the parties that, with effect from the date that a copy of this letter has been signed by EXL Inc. EXL India and NCOP, the agreed form SSPA in Appendix 1 of the VSA shall be replaced by a new SSPA as attached to this letter. This letter shall constitute the parties’ written consent pursuant to clauses 16.4 of the VSA and 9.6.2 of an Umbrella Agreement dated 26th August 2004 between NUCSS. EXL Inc. EXL India and NCOP to the amendment of the VSA by the substituting of the SSPA in Appendix1 of the VSA with the SSPA attached hereto. In all other respects, the VSA shall continue to have full force and effect.

This letter may be executed in any number of counterparts, each of which, when executed and delivered, will be an original, and all the counterparts together will constitute one and the same istrument. The parties agree to accept delivery of an executed counterpart by facsimile transmission.

Kindly confirm your agreement to the terms of this letter by countersigning the enclosed copy and returning It to me.

Yours faithfully

Authorised Signatory & Director
NUCSS

On behalf of
I agree to the terms of this letter.

Authorised Signatory & Director
EXLSERVICE HOLDINGS, INC

On behalf of
I agree to the terms of this letter.

Authorised Signatory & Director
EXL SERVICE.COM (INDIA) PRIVATE LIMITED

On behalf of
I agree to the term of this letter.

Authorised Signatory & Director
NOIDA CUSTOMER OPERATIONS PRIVATE LIMITED
EXLSERVICE HOLDINGS, INC

DATED

(1)	EXLSERVICE HOLDINGS, INC

(2)	NORWICH UNION CUSTOMER SERVICES (SINGAPORE) PTE LTD

SHARE SALE AND PURCHASE AGREEMENT

(RELATING TO NOIDA CUSTOMER OPERATIONS PRIVATE LIMITED)

CONTENTS

1	DEFINITIONS AND INTERPRETATION

2	PRELIMINARY STATEMENTS

3	SALE AND PURCHASE

4	CONSIDERATION

5	CONDITION PRECEDENT

6	COMPLETION

7	WARRANTIES

8	LIMITATIONS ON LIABILITY OF EXL HOLDINGS (US)

9	ANCILLARY PROVISIONS

SCHEDULE 1 – WARRANTIES

SCHEDULE 2 – COMPLETION REQUIREMENTS

SHARE SALE AND PURCHASE AGREEMENT

Dated:

BETWEEN:

(1)	Exlservice Holdings, Inc, a company registered in the State of Delaware and having its principal office at 350 Park Avenue, 10th Floor, New York, NY 10022 (“EXL Holdings (US)”); and

(2)	Norwich Union Customer Services (Singapore) Pte Ltd, a company registered in Singapore with registered number 200303457R and whose registered office is at 4 Shenton Way, #27-02 SGX Centre 2, Singapore 068807 (the “Client”).

1	DEFINITIONS AND INTERPRETATION

In this Agreement, unless inconsistent with the context or otherwise specified:

1.1	the following expressions have the following meanings:

“Accounts”	: the most recent audited consolidated balance sheet and audited consolidated profit and loss account of SPV, and the directors’ report and other documents annexed to them;

“this Agreement”	: this agreement, as varied from time to time in accordance with its terms, and including all schedules and appendices;

“Asset Funding”

:          an amount representing any pre-payment provided by the Client to EXL Holdings (US) or the SPV for the provision of assets which has not been written down to nil in the books of EXL Holdings (US) or the SPV (as the case may be) prior to Completion;

“Auditors”	: Ernst & Young or any other firm of auditors appointed by SPV from time to time with the prior written consent of the Client;

“Business Day”	: a day other than a Saturday or Sunday or public holiday in the United Kingdom, United States of America and in India;

“Completion”	: completion of the sale and purchase of the Shares in accordance with clause 6;

“Encumbrance”

:         a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect but excluding any such encumbrance imposed by the Government of India otherwise than as a result of any act or omission of EXL Holdings (US);

“Government of India”

:         shall mean any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity, having or purporting to have jurisdiction on behalf of the Republic of India, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

“Independent Accountants”	: Deloitte & Touche or such other firm of accountants as may be nominated by agreement of all the Parties;

“Insurance Services Framework Agreement”	: means an agreement dated 26th August 2004 and made between the Client and EXL Holdings (US);

“Insurance Services Work Order”	: has the meaning given to it in schedule 1 of the Insurance Services Framework Agreement;

“Last Accounting Date”	: the date to which the Accounts were made up;

“Net Asset Value” or “NAV”	: the aggregate value of the assets-

(a) less the aggregate value of the liabilities, and

(b) less any Asset Funding.

in each case of the SPV as at the close of business on the date of Completion, as determined by the Auditors pursuant to clause 4. For the avoidance of doubt, any items of capital expenditure by or on behalf of the SPV which have not previously been approved in accordance with the Budget Process set out in Part B of Schedule 3 of the Insurance Services Framework Agreement shall be disregarded for the purposes of determining the NAV. Further, for the purposes of determining the NAV, all the capital assets of NCOP shall be depreciated over a period of 3 years

“Parties”	: The parties to this Agreement; and “Party” means either one of them;

“Properties”	: the property or properties owned, used or occupied by the SPV as at the date of this Agreement;

“Shares”	: all of the issued shares in the capital of SPV;

“SPV”

:         Noida Customer Operations Private Limited a private company limited by shares incorporated in India under registered number U72900DL2003PTC122175 and whose registered office is at 103A Ashoka Estate,

Barakhamba Road, New Delhi 110 001;

“Tax Authority”

:        Any local, municipal, governmental, state, federal or other fiscal or revenue authority, body or official anywhere in the world (which shall include reference to customs and excise authorities) competent to impose Taxation;

“Tax or Taxation”	: Includes any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any applicable fine, penalty, surcharge or interest) imposed by a Tax Authority;

“Umbrella Agreement”	: the umbrella agreement, dated 26th August 2004, between (1) the Client, (2) EXL Holdings (US), (3) EXL (India) and (4) the SPV;

“Virtual Shareholders’ Agreement”	: The virtual shareholders’ agreement, dated 26th August 2004, between (1) the Client, (2) EXL Holdings (US), EXL India and (4) the SPV;

“Warranties”	: the warranties set out in clause 7 and schedule 1; and

1.2	the provisions of clauses 1.2 to 1.14 of the Virtual Shareholders’ Agreement shall apply to this Agreement as they apply to the Virtual Shareholders’ Agreement.

2	PRELIMINARY STATEMENTS

2.1	This Agreement is entered into pursuant to the Virtual Shareholders’ Agreement.

2.2	EXL Holdings (US) warrants to the Client that 9,999 ordinary shares of SPV are owned by EXL (India) and one share is held by Rajiv Kishan Luthra (as nominee of EXL (India)) and that it can procure the sale of those shares to the Client.

2.3	EXL Holdings (US) wishes EXL (India) to sell and the Client wishes to buy the Shares on the terms and subject to the conditions of this Agreement.

3	SALE AND PURCHASE

3.1	EXL Holdings (US) shall procure the sale by EXL (India) of the Shares as beneficial owner and the Client shall buy the Shares free from any Encumbrance, and together with all rights now and hereafter attaching or accruing to them and all dividends and distributions declared, made or paid on or after the date of Completion.

3.2	The Client shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously. However, completion of the purchase of some of the Shares will not affect the rights of the Client with respect to the others.

3.3	For so long after Completion as EXL (India) remains the registered holder of any of the Shares, EXL Holdings (US) shall procure that EXL (India) holds them and any distributions, property and rights deriving from them in trust for the Client and shall deal with the Shares and any distributions, property and rights deriving from them as the Client directs.

4	CONSIDERATION

4.1	The consideration for the Shares (“the Consideration”) shall comprise the Net Asset Value.

4.2	Not less than 15 Business Days prior to Completion, EXL Holdings (US) shall deliver to the Client a bona fide written estimate of the likely Net Asset Value as at Completion (“the Provisional Consideration”), whereupon the Parties shall negotiate in good faith to determine the amount of Provisional Consideration to be paid at Completion by the Client pursuant to clause 6.2. If the parties are unable to agree upon the amount of Provisional Consideration within five Business Days of the receipt by the Client of the aforementioned estimate, then the issue shall be referred to the Independent Accountants for determination in accordance with the terms of this Agreement and, in particular, clauses 4.7 and 4.8 below.

4.3	The Client shall procure that the Auditors shall determine the Net Asset Value and deliver to EXL Holdings (US) a draft statement of the Net Asset Value as soon as practicable after Completion and, in any event, within 30 Business Days after the date of Completion. Insofar as it relates to NAV, the statement shall be drawn up from the accounting records of the SPV on a going concern basis in accordance with:

4.3.1	the accounting policies set out in clause 4.4;

4.3.2	(to the extent not inconsistent with clause 4.3.1) the accounting policies, estimation techniques and measurement bases used for the preparation of the Accounts; and

4.3.3	(to the extent not inconsistent with clauses 4.3.1 and 4.3.2) US generally accepted accounting principles as at the date of Completion.

4.4	The policies mentioned in clause 4.3.1 are as follows:

4.4.1	no value shall be attributed to intangible assets;

4.4.2	the value attributed to any asset which was acquired by the SPV to replace a destroyed or lost asset shall be the value which would have been attributed to the destroyed or lost asset had it not been destroyed or lost.

4.5	EXL Holdings (US) shall be entitled (but not obliged), at its own cost, to undertake (or procure its accountants to undertake) a review of the statement delivered to it under clause 4.3 and the Client shall provide to EXL Holdings (US) and its accountants all reasonable assistance reasonably required by EXL Holdings (US) and/or (as the case may be) its accountants in order to enable EXL Holdings (US) to exercise its rights under this clause 4. EXL Holdings (US) shall be entitled to notify the Client that it disagrees with the draft statement of NAV, any such notification to give reasons in detail for such disagreement and, if such review is undertaken by EXL Holdings (US)’s accountants, to be accompanied by a letter from those accountants supporting such disagreement and such reasons. EXL Holdings (US) shall not be entitled to give such notification to the Client at any time after the date 20 Business Days after delivery to it of the draft statement and following such date EXL Holdings (US) shall in the absence of any prior notification be deemed to have agreed such draft statement in the form delivered to it.

4.6	In the event that a notification of disagreement is given to the Client in accordance with clause 4.5, the Parties shall (in conjunction with the Auditors and (if relevant) EXL Holdings (US)’s accountants) meet and discuss EXL Holdings (US)’s objections to the draft statement referred to in the notification (and any other matters which are raised by the Client) in order to seek to reach agreement upon such adjustments (if any) to the draft statement of the NAV as are acceptable to the Parties so as to enable such draft to be finalised.

4.7	If the Parties are unable to resolve any differences of views within 15 Business Days following the receipt by the Client of the notification of disagreement pursuant to clause 4.5, the matters in dispute shall be referred to the Independent Accountants for determination. The Independent Accountants shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the Parties. The fees of the Independent Accountants shall be payable by the Parties in such proportions as the Independent Accountants determine.

4.8	The Independent Accountants shall decide the procedures to be followed in the determination, but the following provisions shall apply in any event:

4.8.1	the outstanding matters in dispute shall be notified to the Independent Accountants in writing by the Client and/or EXL Holdings (US) within five Business Days of the Independent Accountants’ appointment;

4.8.2	the Independent Accountants’ terms of reference shall be to determine the outstanding matters in dispute, including the finalisation of the form and content of the statement of the NAV, taking into account the provisions of this Agreement, within 15 Business Days of receipt of each Party’s submissions referred to in clause 4.8.5, or as soon as practicable afterwards;

4.8.3	EXL Holdings (US) and/or EXL Holdings (US)’s accountants and the Client and/or the Auditors shall each promptly prepare a written statement setting out their respective positions on the matters in dispute (“Opening Submissions”) and shall, within 10 Business Days of the appointment of the Independent Accountants, deliver to them two copies of their respective Opening Submissions (together with any necessary and relevant supporting documentation);

4.8.4	the Parties shall procure that, upon receipt of both Parties’ Opening Submissions, the Independent Accountants shall arrange for a copy of EXL Holdings (US)’s Opening Submissions to be delivered to the Client, and a copy of the Client’s Opening Submissions to be delivered to EXL Holdings (US);

4.8.5	within 10 Business Days of such delivery, the Parties shall each comment in writing on the Opening Submissions and documentation submitted by the other Party (“Submissions in Reply”), and two copies of such Submissions in Reply shall be addressed and delivered to the Independent Accountants; and

4.8.6	the Parties shall procure that, upon receipt of both Parties’ Submissions in Reply, the Independent Accountants shall arrange for a copy of EXL Holdings (US)’s Submissions in Reply to be delivered to the Client, and a copy of the Client’s Submissions in Reply to be delivered to EXL Holdings (US).

4.8.7	the Parties shall require the Independent Accountants to deliver their decision in writing to each of the Parties as soon as possible after each of the Parties has complied with its obligations under this clause 4.8 and, in any event, within 15 business days of both Parties complying with 4.8.5 and any request made by the Independent Accountants pursuant to clause 4.9. below.

4.9	The Parties shall co-operate with the Independent Accountants and comply with any reasonable requests made in connection with the carrying out of their duties under this Agreement.

4.10	Nothing in this clause 4 shall entitle a Party or the Independent Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other Party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

4.11	The determination pursuant to 4.7 of the Net Asset Value shall not adversely affect, limit or prejudice or constitute a waiver of any right or remedy of the Client in relation to any claim which it may have against EXL Holdings (US) in respect of any breach of any of the Warranties or under any of the other provisions of this Agreement.

4.12	If the aggregate amount, as agreed by the Parties pursuant to clause 4.5 above or determined pursuant to clause 4.7 above is:-

4.12.1	greater than the amount of the Provisional Consideration paid pursuant to clause 6.2 below, the Client shall, within seven business days of such agreement or determination, pay the amount of the difference by telegraphic transfer for same day value to the bank account nominated by EXL Holdings (US) for this purpose; or

4.12.2	less than the amount of the Provisional Consideration paid pursuant to clause 6.2 below, EXL Holdings (US) shall, within seven business days of such agreement or determination, pay to the Client the amount of the difference by telegraphic transfer for same day value to the bank account nominated by the Client for this purpose.

5	CONDITION PRECEDENT

5.1	Completion is conditional upon the obtaining of any regulatory consent to the completion of the matters contemplated by this Agreement on or before the date 120 Business Days after the date of this Agreement (or such later date as the Parties may agree in writing):

5.2	Each of the Parties shall use its reasonable endeavours to ensure that the condition specified in clause 5.1 is satisfied as soon as possible and, in any event, not later than the date specified in that clause.

5.3	If the condition set out in clause 5.1 shall not have been fully satisfied by the date specified in that clause, or if such condition shall cease to be capable of being satisfied by that date, then this Agreement shall immediately lapse and cease to have effect and neither Party shall have any claim against the other in respect of this Agreement except in relation to any prior breach of this Agreement.

5.4	Despite clause 5.1, each of the Parties shall perform and observe its obligations under this Agreement which, expressly or by implication, are required to be performed or observed at any time prior to the earlier of (a) the time when this Agreement lapses in accordance with clause 5.3 and (b) the fulfilment of the condition set out in clause 5.1.

6	COMPLETION

6.1	Completion shall take place at the Client’s registered office at 10.00 am on the next month end after the date 20 Business Days after the date of this Agreement or at such other place, time or day as shall be mutually agreed between the Parties.

6.2	On Completion, the Parties will comply with their respective obligations in schedule 2 and the Client shall pay the Provisional Consideration by telegraphic transfer for same day value to the bank account nominated by EXL Holdings (US) for this purpose.

6.3	If any of the requirements of schedule 2 (to the extent not previously waived in terms of this Agreement) are not complied with on the date fixed for Completion, the Client may (without prejudice to its other rights and remedies, including the right to claim damages for the breach):

6.3.1	defer Completion to a date not more than 30 days after such date (and so that the provisions of this clause 6.3 shall apply to Completion as so deferred); or

6.3.2	proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

6.3.3	rescind this Agreement without liability on its part; or

6.3.4	waive all or any of the obligations in question.

7	WARRANTIES

7.1	EXL Holdings (US) warrants to the Client in the terms set out in schedule 1 subject as provided in this clause 7 and clause 8 and further that the Warranties shall be true and accurate in all material respects and fulfilled down to Completion in all material respects as if they had been made or given at Completion (on the basis that references in the Warranties to any fact, matter or thing existing, occurring or having occurred at or on and/or before or after (and similar terms) the date of this Agreement shall be construed as references to it having so done at or on and/or before or after (and similar terms) the date of Completion).

7.2	EXL Holdings (US) is aware and acknowledges that the Client has entered into this Agreement in reliance on the Warranties.

7.3	The Warranties are given subject to any matters fully and fairly disclosed in the disclosure letter which EXL Holdings (US) may deliver to the Client not later than 10 Business Days after the date of this Agreement, provided that (a) such matters have arisen in the ordinary course of the business of the SPV carried on in all material respects in compliance with the terms of the Virtual Shareholders’ Agreement and the Agreements (as that expression is defined in the Virtual Shareholders’ Agreement); and (b) the reduction in the value of the assets of the Group, the liabilities or increased liabilities of the Group or the reduction in the value of the Shares (as the case may be) arising, directly or indirectly, from such matters is less than £100,000. The letter shall be in the form set out in schedule 3. If any matter is disclosed in the letter which, if not disclosed, would have constituted a material breach of any of the Warranties, the Client may at any time before Completion, by written notice to EXL Holdings (US), rescind this Agreement and none of the Parties shall have any claim against the other in respect of this Agreement except in relation to any prior breach of this Agreement.

7.4	The rights and remedies of the Client in respect of any breach of the Warranties shall not be affected by Completion.

7.5	Each of the Warranties set out in each paragraph of schedule 1 is separate and independent and unless otherwise expressly provided shall not be limited by reference to any other Warranty or anything in this Agreement.

7.6	EXL Holdings (US) undertakes (except only as may be necessary to give effect to this Agreement or except with the written consent of the Client) that it will not and will procure that the SPV will not do, allow or procure any act or omission before Completion which would constitute a material breach of or would be inconsistent in any material respect with any of the Warranties if given at any time prior to Completion. In addition, EXL Holdings (US) will and will procure that the SPV will provide all reasonable co-operation to the Client to ensure the efficient continuation of operation and management of the SPV and, if necessary, to prepare for the introduction of new operating and management procedures in readiness for Completion.

7.7	If in respect of or in connection with any breach of any of the Warranties any sum payable to the Client by EXL Holdings (US) by way of compensation is subject to Taxation, then such further amount shall be paid to the Client by EXL Holdings (US) so as to secure that the net amount received by the Client is equal to the amount of compensation due to it in respect of such breach.

8	LIMITATIONS ON LIABILITY OF EXL HOLDINGS (US)

8.1	EXL Holdings (US) shall not be liable in respect of a claim for breach of the Warranties:-

8.1.1	unless and until the amount that would otherwise be recoverable from it (but for this clause 8.1) in respect of that claim, when aggregated with any other amount or amounts recoverable in respect of other claims against it, exceeds £100,000; and

8.1.2	unless the amount of such claim exceeds £10,000.

8.2	The total aggregate liability of EXL Holdings (US) in respect of all claims for breach of the Warranties is limited to the lesser of:-

(a)	£5,000,000 (five million pounds sterling); or

(b)	an amount equal to the aggregate of all amounts paid by Client to EXL Holdings (US) by way of Profit Levels as defined in the Service Payments section of Schedule 3 of the Insurance Services Framework Agreement (but not otherwise) pursuant to the Insurance Services Framework Agreement in the period of three years preceding Completion.

8.3	EXL Holdings (US) shall not be liable for a claim for breach of the Warranties unless the Client has given EXL Holdings (US) notice of the claim, stating in reasonable detail the nature of the claim, and if practicable, the amount claimed:

8.3.1	in respect of a claim for breach of a Warranty relating to Taxation on or before the date which is seven years and one month from the Last Accounting Date; or

8.3.2	in respect of any other claim, on or before the date two months after signature of the Auditors’ report on the accounts of the SPV for the financial year during which Completion takes place.

8.4	EXL Holdings (US) shall not have any liability under the Warranties in paragraph 2 of schedule 1 in respect of any Tax levied by a Tax Authority which arises after Completion and which the Client is reasonably satisfied has not arisen because of a failure by EXL Holdings (US) or the SPV to manage its affairs in the manner of a normally competent business person mindful of the need to mitigate its Tax liabilities both before and after Completion.

8.5	EXL Holdings (US) shall not have any liability under the Warranties in respect of any employee litigation which arises after Completion and which the Client is reasonably satisfied has not arisen because of a failure by EXL Holdings (US) or the SPV to manage its affairs in the manner of a normally competent business person mindful of the need to mitigate the risks of such litigation both before and after Completion.

8.6

EXL Holdings (US) shall not have any liability under the Warranties to the extent that any claim for breach thereunder arises in respect of a matter which was previously drawn to the Client’s attention by EXL Holdings (US) and the Client has disregarded any advice given by EXL Holdings (US) in respect thereof, by either refusing to sanction an item of reasonable expenditure (including, but not limited to, the carrying on of additional services pursuant to the Insurance Services Framework Agreement)

for which Client would be liable to reimburse EXL Holdings (US)) or else giving instructions to EXL Holdings (US) or the SPV which are contrary to that advice and, where, had that expenditure been incurred or that advice been followed (as the case may be), either:

8.6.1	the claim for breach of warranty would not have arisen; or

8.6.2	the amount of any loss sustained by the Client as a result of any such breach would have been reduced (in which case EXL Holdings (US) shall only be liable to the Client in respect of such reduced amount).

8.7	EXL Holdings (US) shall not have any liability under the Warranties to the extent that any claim for breach thereunder arises solely by reason of a change in legislation applicable to the SPV and which the Client is reasonably satisfied has not arisen because of a failure by EXL Holdings (US) or the SPV to manage its affairs in the manner of a normally competent business person mindful of the need to mitigate the risks of any such legislative change.

8.8	EXL Holdings (US) shall not have any liability under the Warranties in relation to any claim to the extent that it arises from any matter of which the Client or its directors, officers, employees, agents or advisers had actual knowledge.

8.9	EXL Holdings (US) shall not have any liability under the Warranties in relation to any claim to the extent that such claim would not have arisen but for:-

8.9.1	any act, omission, transaction or arrangement made by or on behalf of, or with the knowledge or consent of, the Client or any of its Associated Companies before, on or after Completion and whether pursuant to this Agreement, the Virtual Shareholders’ Agreement or otherwise;

8.9.2	any admission of liability made in breach of the provisions of this Agreement; or

8.9.3	any reorganisation or change in ownership of the Client or any of its Associated Companies or any change by any such company in the accounting basis on which its assets are valued or the accounting basis, method, policy or practice on which its accounts are prepared, after Completion.

8.10	EXL Holdings (US) shall not have any liability under the Warranties in relation to any claim to the extent that full allowance, provision or reserve in respect thereof shall have been made in, or otherwise taken account of or reflected in (whether in the calculation of creditors or debtors or otherwise), the Accounts.

8.11	EXL Holdings (US) shall only have liability under the Warranties in relation to any claim if and to the extent that it is admitted by EXL Holdings (US) or is proven in a court of competent jurisdiction.

8.12	The Client shall not be entitled to claim under the Warranties for any indirect or consequential loss or loss of profit.

8.13	The Client shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

8.14	Clauses 8.1 to 8.13 shall not apply where the relevant amounts being claimed arise as a result of the fraud, dishonesty or wilful default of EXL Holdings (US).

9	ANCILLARY PROVISIONS

9.1	Claims by officers

EXL Holdings (US) agrees with the Client (as trustee for the SPV) that it will indemnify the SPV in respect of:

9.1.1	any liability of the SPV (as the case may be) to pay any amount by way of redundancy payment or compensation for wrongful or unfair dismissal to any of the directors or the secretary of the SPV who retires on Completion and who, despite the terms of his letter of resignation, makes a claim for redundancy payment or compensation; and

9.1.2	all costs, charges and expenses whatsoever incurred by the SPV in resisting or compromising any such claim for redundancy payment or compensation.

9.2	Time of essence

Time is of the essence of this Agreement in respect of any date or period mentioned in this Agreement and any date or period substituted by written agreement between the Parties or otherwise.

9.3	Umbrella Agreement

To the extent relevant, the provisions of clause 9 of the Umbrella Agreement shall apply to this Agreement as they apply to the Umbrella Agreement.

This Agreement has been signed on the date first stated on page 1.

Signed for and on behalf of

ExIService Holdings, Inc by

name

Signed for and on behalf of

Norwich Union Customer Services (Singapore) Pte Ltd by

name

SCHEDULE 1

Warranties

1	ACCOUNTS

The Accounts have been prepared in accordance with all applicable statutes and regulations and on a basis consistent with previous accounts of the SPV and in accordance with the accounting principles, standards and practices generally accepted in the US and show a true and fair view of the state of affairs of the SPV as at the Last Accounting Date and of its results for the financial period then ended.

2	TAX

2.1	The Accounts contain full provision or reserve for all Taxation including deferred Taxation liable to be assessed on the SPV for the accounting period ended on the Last Accounting Date or for any prior or subsequent period (on the basis of the rates of tax and taxation statutes in force at the Last Accounting Date) in respect of any transaction, event or omission occurring or any profit earned by the SPV on or prior to the Last Accounting Date or for which the SPV is accountable up to such date and all contingent liabilities for Taxation have been provided for or disclosed in the Accounts.

2.2	Since the Last Accounting Date no further liability or contingent liability for Taxation has arisen otherwise than as the result of trading activities in the ordinary course of the SPV’s business.

2.3	All returns of the SPV made for Taxation purposes were when made and remain correct and on a proper basis and all other information supplied to the relevant Tax Authority for such purpose was when supplied and remains correct and on a proper basis and such returns include all returns and information which the SPV ought to have made or given and are not subject to any dispute with the relevant Tax Authority at the date of this Agreement and there is no fact or matter which might be the occasion of any such dispute or any liability for Taxation (present or future) not provided for in the Accounts.

2.4	The SPV has paid all Taxation for which it is liable to account to the relevant Tax Authority on the due date for payment of it and is under no liability to pay any penalty or interest in connection with it.

2.5	The SPV has deducted and accounted to the relevant Tax Authority for all Taxation required to be deducted from any payments made by the SPV.

2.6	All documents which affect the right, title or interest of the SPV in or to any of its property, undertaking or assets or to which the SPV is a party have been duly and properly stamped.

3	THE PROPERTY AND ENVIRONMENT

3.1	The SPV has a good and marketable title to all of the Properties and, where it is the owner of such properties, is absolutely entitled to the whole of the proceeds of sale of the Properties. Where the SPV occupies any of the properties pursuant to a lease then, so far as EXL Holdings (US) is aware (having made all reasonable enquiries of the SPV) nothing has occurred which would permit the lessor to terminate such lease ahead of the expiry of the contractual term of that lease and neither EXL Holdings (US) nor the SPV has received notice from a lessor indicating its intention to terminate such a lease.

3.2	The title to each of the Properties is free from any material third party rights, mortgages, easements, quasi easements or restrictions on use and the Properties are not subject to any outgoings other than general rates, water charges and insurance premiums and (where leasehold) rent and service charges.

3.3	The SPV is entitled to full vacant possession of the Properties and is in actual occupation of the Properties on an exclusive basis.

3.4	All material agreements, obligations, restrictions, covenants, conditions, statutes, bye-laws and regulations affecting any of the Properties or their use have been observed and performed and all material outgoings of whatsoever nature in respect of the Properties have been paid to date.

3.5	So far as EXL Holdings (US) is aware there are no works being carried on or outstanding in respect of the Properties.

3.6	The existing use of each of the Properties is the lawful permitted use and is not temporary or personal or subject to any restrictions or conditions. The Properties comply (as to buildings and use) with all applicable statutory and bye-law requirements relating to their continued use, including fire precautions, public health and health and safety at work.

3.7	So far as EXL Holdings (US) is aware, there are no outstanding or anticipated notices, complaints, requirements or recommendations of any landlord or any authority affecting any of the Properties or the use of any of the Properties.

3.8	So far as EXL Holdings (US) is aware, there are no restrictions on any of the Properties being mortgaged or charged and, where any of the Properties is leasehold, the SPV can assign or underlet the whole of such Property with the lessor’s consent, such consent not to be unreasonably withheld.

3.9	So far as EXL Holdings (US) is aware, there are no monetary claims or liabilities, contingent or otherwise, in respect of any of the Properties or any other property (whether as tenant or surety) including compensation for disturbance or improvements in respect of any past or present tenancy and there are no obligations to reinstate any of the leasehold Properties by removal or dismantling of any alteration.

3.10	So far as EXL Holdings (US) is aware, there are no circumstances which would entitle a lessor or any other person to exercise any right of re-entry or taking possession of any of the Properties or which would otherwise restrict or terminate the continued possession and occupation of any part of any of the Properties.

3.11	So far as EXL Holdings (US) is aware, none of the Properties is, or has been, subject to contamination with noxious, deleterious or dangerous substances or is liable to such contamination from adjoining or neighbouring land or water or has been subject to the deposit of waste by any other person.

4	ASSETS

Save for any assets which are the subject of any leasing, hire purchase or rental agreements, all the undertaking, property and assets used by the SPV in connection with its business are in the sole legal and beneficial ownership of the SPV free from any Encumbrance and no claim has been made by any person to be entitled to them. All such property and assets are in good and substantial repair.

5	MATERIAL CONTRACTS AND LIABILITIES

5.1	The SPV has no material liabilities (actual or contingent) other than the liabilities disclosed in the Accounts or which have arisen in the ordinary course of business since the Last Accounting Date.

5.2	No power of attorney has been granted by the SPV which may be effective or in force at any time after the date of this Agreement.

5.3	The SPV is not in material default under, and has not committed any material breach of any of the terms of, any agreement, arrangement or obligation to which the SPV is a party, and no threat or claim of any such default or breach has been made and is outstanding against the SPV.

5.4	So far as EXL Holdings (US) is aware, having made all reasonable enquiries, there is no ground for termination, avoidance or repudiation of any agreement, arrangement or obligation to which the SPV is a party and no person with whom the SPV has entered into an agreement, arrangement or obligation has given notice of its intention to terminate or has sought to repudiate or disclaim any such agreement nor is any such party in default under any such agreement.

6	CONDUCT OF BUSINESS, COMPLIANCE WITH LEGISLATION ETC.

6.1	The SPV and all of its directors, officers, agents and employees (during the course of their duties in relation to the SPV) have complied in all material respects with all applicable legislation (including statutory instruments, bye-laws, local and central government orders, notices and decisions) to the extent that there has not been, and are not, any material adverse effects upon the assets or business of the SPV or upon its Client’s or Client UK’s relationship with any regulatory bodies, as a consequence of breaching the same.

6.2	There are not pending or in existence any investigations or enquiries by or on behalf of any governmental or other body in respect of the affairs of the SPV.

6.3	All statutory, municipal and other licences, consents, permits and authorisations necessary for the effective carrying on of the business of the SPV as now carried on in the places and in the manner in which such business is now carried on (and without which there would be a material adverse effect on the business of the SPV or on its Client’s or Client UK’s relationship with any regulatory bodies) have been obtained and are valid and subsisting and all conditions applicable to any such licence, consent, permit or authorisation have been complied with in all material respects and none of such licences, consents, permits or authorisations has been breached so far as EXL Holdings (US) is aware (having made all reasonable enquiries) or is likely to be suspended, cancelled, refused renewal, revoked, modified or rendered (whether on renewal or otherwise) subject to conditions not applicable at the date of this Agreement.

6.4	All trade names, trade marks, patents, inventions and designs and all technical processes and confidential know-how (and all copyright in them) used by the SPV in connection with its business either belong exclusively to EXL Holdings (US), the SPV or the Client or are used under subsisting licence arrangements and (where the same belong to the SPV and are registrable) are registered in the SPV’s name as sole proprietor and no undisclosed licence has been granted to any other person in relation to any such matter.

6.5	So far as EXL Holdings (US) is aware (having made all reasonable enquiries) no part of the business as currently or previously carried on by the SPV infringed, infringes or has been alleged to infringe any intellectual property rights of any other person and no person is infringing or threatening to infringe any intellectual property rights of the SPV.

6.6	The SPV has not disclosed and is not obliged to disclose, any confidential information, know-how and trade secrets used by the SPV.

6.7	So far as EXL Holdings (US) is aware (having made all reasonable enquiries) the SPV is entitled to use all computer systems and software in its possession with no material restrictions as to use.

7	EMPLOYMENT

7.1	The SPV has not lent or agreed to lend or advance any amounts to any of its employees or officers (other than remuneration for the current pay period, accrued holiday pay for the current holiday year or reimbursement of expenses or loans to employees under employee salary policies).

7.2	No employee of the SPV has given or received notice of termination in the three months prior to the date of this Agreement.

7.3	All employees of the SPV have been paid all remuneration to which they are entitled as at the date of this Agreement including salary, bonus, commission, fees and any similar payments.

7.4	There are no ongoing industrial disputes affecting the employees of the SPV and there have been none threatened or pending in the six months prior to the date of this Agreement.

8	PENSIONS

8.1	The SPV does not provide or contribute to the provision of any pension or like benefits (excluding state benefits) for any person nor is it under any obligation to do so.

8.2	The SPV does not pay any ex-gratia benefits to any person nor has it promised to do so.

8.3	The SPV does not pay any contributions under any personal pension arrangements made by any person nor is it under any obligation to do so.

8.4	The SPV is not and has never been the principal or a participating employer in any occupational pension scheme.

9	EVENTS SINCE THE LAST ACCOUNTING DATE

Since the Last Accounting Date:

9.1	the SPV has carried on its business in the ordinary and usual course and maintained its business as a going concern;

9.2	all amounts received by the SPV have been deposited with the SPV’s bankers and appear in the appropriate books of account;

9.3	the SPV has not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Accounts otherwise than in the ordinary course of carrying on its business or as approved under the Virtual Shareholders’ Agreement; and

9.4

no resolutions have been passed by the SPV and except as approved under the Virtual Shareholders’ Agreement, nothing has been done in the conduct or management of the affairs of the SPV which, so far as EXL Holdings (US) is aware, would be likely to materially prejudice the interests of the Client as prospective buyer of the Shares.

10	LOANS

Save for loans to employees under employee salary policies there are no loans made by or to the SPV outstanding except as shown in the Accounts and all amounts outstanding and appearing in the Accounts as loan accounts or as due to any director or shareholder or any persons connected with them wholly represent money or moneys worth paid or transferred to the SPV or remuneration accrued due and payable for services rendered and (except for such remuneration) no part of them has been provided directly or indirectly out of the assets of the SPV.

11	LITIGATION ETC.

11.1	The SPV is not involved either as a claimant or defendant or otherwise in any civil, criminal or arbitration proceedings or in any proceedings before any tribunal other than as plaintiff for the collection of debts arising in the ordinary course of business and so far as EXL Holdings (US) is aware, no such proceedings are threatened or pending.

11.2	There is no unsatisfied judgment, order or decree of any court or any governmental agency outstanding against the SPV.

11.3	No order has been made, petition presented, resolution passed or meeting convened for the winding-up of the SPV.

11.4	No petition has been presented for an administration order to be made in relation to the SPV, nor has any such order been made.

11.5	No receiver (including an administrative receiver) has been appointed of the whole or any part of any of the property, assets and/or undertaking of the SPV.

11.6	No composition in satisfaction of the debts of the SPV, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

12	INSURANCES

The insurances effected by the SPV or in which the SPV has an interest cover all insurable assets of the SPV (to their full replacement cost) as well as all such liabilities against such risks and in such amounts as are normally covered by companies carrying on similar businesses or owning properties of a similar nature, and all such insurances are valid and effective and all premiums have been duly paid to date and so far as EXL Holdings (US) is aware there is no fact or matter which could lead to any policy being avoided or repudiated or refused renewal on substantially the present terms.

13	GRANTS

So far as EXL Holdings (US) is aware, no act or transaction will have been effected by the SPV prior to Completion (whether before or after the date of this Agreement) in consequence of which the SPV is or may be held liable to refund in whole or in part any investment grant (or other grant, subsidy, financial assistance or allowance received or allowed by virtue of any statute), or whereby any such grant, subsidy, assistance or allowance for which application has been made by it may not be paid or allowed or may be reduced.

14	OWNERSHIP

The Warranties given in clause 2.2 are true and correct.

SCHEDULE 2

Completion requirements

1	EXL Holdings (US) shall deliver to the Client:

1.1	share transfer forms in relation to the Shares duly executed by the registered holders of such Shares in favour of the Client (or as it directs), together with the relative share certificates;

1.2	duly signed letters of resignation, in the terms reasonably required by the Client, from such of the present directors (other than the Nominated Director (as that expression is defined in the Virtual Shareholders’ Agreement)) and secretary of the SPV as the Client may require;

1.3	the certificate of incorporation (and, if applicable, any certificates of incorporation on change of name), any common seal, any securities seal, statutory books, records and registers (duly made up to the date of Completion), share certificate book and all available copies of the memorandum and articles of association of the SPV;

1.4	certificates in respect of all issued shares in the capital of the SPV and transfers of all shares in the SPV held by any nominee(s) for EXL Holdings (US) in favour of such person(s) as the Client shall direct;

1.5	all title deeds and other deeds and documents (including plans and consents) relating to the Properties;

1.6	unconditional receipts for rent and any additional rent or service charge due in respect of each of the Properties which is leasehold;

1.7	irrevocable powers of attorney, in the terms reasonably required by the Client, executed by each of the holders of the Shares in favour of the Client and its directors to enable the Client (pending registration of the transfers of such shares) to exercise all voting and other rights attaching to such shares and to appoint proxies for this purpose.

2	EXL Holdings (US) shall procure that there shall be held a meeting of the directors of the SPV attended by a quorum of the directors, at which:

2.1	such persons as the Client may nominate shall be appointed additional directors with effect from the end of the meeting (but not so as to exceed any maximum number permitted by its articles of association);

2.2	the resignation mentioned above of the present secretary shall be accepted with immediate effect and such person as the Client may nominate shall be appointed secretary in his place;

2.3	the transfers referred to in paragraphs 1.1 and 1.4 shall be approved for registration;

2.4	such resolutions and actions regarding bankers as the Client may require shall be passed and taken;

2.5	such other business as the Client may reasonably require shall be transacted; and

2.6	the resignations mentioned of the present directors shall be accepted with effect from the end of the meeting;

and EXL Holdings (US) shall deliver to the Client a certified copy of the minutes of such board meeting. Client shall procure the attendance of the Nominated Director

(as such expression is defined in the Virtual Shareholders Agreement) at such meeting.

3	EXL Holdings (US) and the SPV shall procure the termination, with effect from Completion and on terms reasonably satisfactory to the Client, of the Insurance Services Framework Agreements (Intra-Group) (as that expression is defined in the Umbrella Agreement).

SCHEDULE 3

Form of disclosure letter

To:	[Name and address of Client]

• 200•

Dear Sirs,

[Re: SPV]

Reference is made to the Share Sale and Purchase Agreement (the “Agreement”) dated as of [                                ] by and among EXL Service Holdings, Inc. (“EXL Holdings (US))”, a Delaware Corporation (the “Vendor”) and Norwich Union Customer Services (Singapore) Pte Limited, a Singapore Corporation (the “Purchaser”), providing for the purchase and sale of all of the outstanding stock of SPV, an Indian corporation (the “Company”). Capitalised terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

This is the Disclosure Letter referred to in Clause 7.3 of the Agreement. The Disclosure Letter is comprised of (i) this letter, (ii) the Schedule[s] to this letter, and (iii) all information contained in and all matters referred to in the documents listed in Schedule 1 hereto (the “Disclosure Documents”) (copies of which Disclosure Documents are contained in the bundles attached to this letter).

In the event of any inconsistency between the contents of any Disclosure Document and any reference to it or summary of it in the Disclosure Letter, the provisions of the Disclosure Document shall be taken as being correct (unless otherwise expressly stated herein) and the Vendor shall not be under any liability to the Purchaser in respect of such inconsistency.

Words and expressions defined in the Agreement shall have the same meanings in the Disclosure Letter, unless otherwise defined herein or unless the context otherwise requires.

The purpose of the Disclosure Letter is to limit the scope of the Warranties and the Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if it is fairly disclosed in or by virtue of this Disclosure Letter (a “Disclosure”). The Warranties are made and given subject to the Disclosures.

For convenience, a Disclosure may be made in the Disclosure Letter by reference to a particular Warranty. However, each Disclosure shall apply to all of the Warranties, whether it is made generally or otherwise, and a Disclosure shall not be limited in any way to a specific Warranty. The Purchaser shall not be entitled to claim that any fact, matter or circumstance has not been disclosed by reason of any Disclosure not being specifically related to any particular Warranty provided that the impact of such Disclosure is reasonably apparent in relation to such particular Warranty.

The Purchaser agrees that there are no documents referred to in the Disclosure Letter as having been disclosed which the Purchaser would like to see and which have not been supplied or made available to the Purchaser, and that there are no matters referred to in the Disclosure Letter in respect of which the Purchaser wishes to receive further information.

The Disclosure Letter does not constitute any representation, warranty, assurance or undertaking by the Vendor not expressly set out in the Agreement and shall not have the effect of, or be construed as, adding to or extending the scope of any of the Warranties.

Where any estimates, forecasts or statements of opinion as to the financial or trading performance or prospects of the Company or the amount of any liability, cost or expense are given in the Disclosure Letter, the Disclosure shall not be rendered unfair if the same should turn out to be inaccurate, provided such estimates, forecasts or statements of opinion are given in good faith.

A.	GENERAL MATTERS

The following matters are disclosed generally:-

(a)	the provisions of and all matters contained and disclosed in or contemplated by the Agreement (including the schedules and any annexures thereto and documents referred to therein as being in agreed terms);

(b)	all matters contained or referred to in the Accounts of the Company (including the notes and directors’ report, if any, to them);

(c)	all information provided in writing or other non-transient form to [accountants] in response to specific requests made by those accountants in connection with the preparation of their long form report dated • 200• to the Purchaser on the Company;

(d)	[all information provided in writing or other non-transient form to the Purchaser’s Solicitors in response to specific requests made by those solicitors in connection with the preparation of their legal due diligence report dated • 200• to the Purchaser on the Company;]

(e)	the contents of any documents annexed to this Disclosure Letter;

(f)	all information provided in writing or other non-transient form relating to the Company its businesses and its assets provided by or on behalf of the Vendor or the Company to the Purchaser, its directors, officers, employees, agents or advisers pursuant to the provisions of the Umbrella Agreement, the Insurance Services Framework Agreement or the Virtual Shareholders Agreement or provided in response to specific requests by any of its directors, officers, employees, agents or advisers as part of any investigations made by any such persons of the Company and its businesses and assets in contemplation of the Purchaser acquiring the Company;

(g)	all communications in writing or other non-transient form made by the Vendor’s Solicitors to the Purchaser’s Solicitors which are in any way connected with the Company, the Agreement or the transactions contemplated thereby, including any enclosures or attachments to such communications;

(h)	all matters disclosed in the statutory books (including all registers and minute books) of the Company which have been made available to the Purchaser and/or the Purchaser’s Solicitors for inspection prior to the date hereof;

(i)	all matters contained or referred to in the current memorandum and articles of association of the Company;

(j)	all information available to the public on • 200• from [insert details of relevant company register];

B.	SPECIFIC MATTERS

Without limiting the preceding paragraphs of the Disclosure Letter, there are further disclosed the following specific matters. The headings and paragraph numbers below correspond to those in Schedule 1 to the Agreement and are for convenience only as the matters contained or referred to therein also constitute Disclosures in respect of every other Warranty. References below to a document number are to the number of a particular Disclosure Document in the attached bundles.

[Insert specific disclosures]

Please sign and return to us the enclosed copy of this letter in acknowledgement of receipt of the Disclosure Letter and acceptance of its terms

Duly authorised for and on behalf of: [EXL Holdings (US)]
Date:

We hereby acknowledge receipt of the Disclosure Letter and accept the terms thereof.

Duly authorised for and on behalf of: [Client]
Date: